                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                          ZEIGLER COAL HOLDING COMPANY
                                       AT
                              $21.25 NET PER SHARE
                                       BY
                        ZEIGLER ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF
                              AEI RESOURCES, INC.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON TUESDAY, SEPTEMBER 1, 1998 UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK (THE "SHARES") OF ZEIGLER COAL HOLDING COMPANY (THE "COMPANY") WHICH CONSTITUTES AT LEAST 90% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS, EXCLUDING OPTIONS TENDERED FOR CANCELLATION (THE "MINIMUM CONDITION"), (2) ZEIGLER ACQUISITION CORPORATION ("PURCHASER") HAVING OBTAINED FUNDS, PURSUANT TO EXISTING FINANCING COMMITMENTS DESCRIBED HEREIN OR OTHERWISE, SUFFICIENT TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE PURCHASE OF ALL OF THE SHARES PURSUANT TO THE OFFER OR THE MERGER, ALL PAYMENTS WITH RESPECT TO OPTIONS TO PURCHASE SHARES, AND ALL RELATED COSTS AND EXPENSES (THE "FINANCING CONDITION"), AND (3) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE INTRODUCTION AND SECTIONS 1 AND 13.

    THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER DATED AS OF AUGUST 3, 1998 BY AND AMONG AEI RESOURCES, INC. ("PARENT"), PURCHASER AND THE COMPANY, PURSUANT TO WHICH, FOLLOWING THE CONSUMMATION OF THE OFFER, PURCHASER WILL BE MERGED WITH AND INTO THE COMPANY (THE "MERGER") AND THE COMPANY WILL BECOME A WHOLLY OWNED SUBSIDIARY OF PARENT.

    CERTAIN DIRECTORS AND SHAREHOLDERS HOLDING APPROXIMATELY 33% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (BEFORE ANY OPTIONS ARE TENDERED FOR CANCELLATION) HAVE AGREED TO TENDER THEIR SHARES IN THE OFFER. THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY HAS APPROVED THE OFFER AND RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES. THE OFFER IS BEING EFFECTED TO FACILITATE THE MERGER. SEE "RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS."
                                ----------------

                                   IMPORTANT

    Any shareholder desiring to tender all or any portion of such shareholder's Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and deliver it and any other required documents to the Depositary and either deliver the certificate(s) representing such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 hereof or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

    Any shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to Warburg Dillon Read LLC or to the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.
                                ----------------

                      The Dealer Manager for the Offer is:

                            WARBURG DILLON READ LLC
                                   ---------

             The date of this Offer to Purchase is August 5, 1998.

                               TABLE OF CONTENTS

                                                                                                                  PAGE
                                                                                                               -----------
INTRODUCTION.................................................................................................           1

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS...........................................................           2

THE TENDER OFFER.............................................................................................           3

       1.  Terms of the Offer; Extension of Tender Period; Termination; Amendment............................           3

       2.  Acceptance for Payment and Payment for Shares.....................................................           4

       3.  Procedure for Tendering Shares....................................................................           5

       4.  Withdrawal Rights.................................................................................           7

       5.  Certain Federal Income Tax Consequences of the Offer and the Merger...............................           8

       6.  Price Range of the Shares.........................................................................           9

       7.  Certain Information Concerning the Company........................................................           9

       8.  Certain Information Concerning Purchaser and Parent...............................................          12

       9.  Background of the Offer...........................................................................          13

      10.  Purpose of the Offer; the Merger Agreement........................................................          14

      11.  Source and Amount of Funds........................................................................          22

      12.  Certain Effects of the Offer......................................................................          24

      13.  Certain Conditions of the Offer...................................................................          24

      14.  Dividends and Distributions.......................................................................          25

      15.  Certain Legal Matters; Regulatory Approvals.......................................................          26

      16.  Fees and Expenses.................................................................................          28

      17.  Miscellaneous.....................................................................................          29

Schedule I--Information Concerning the Directors and Officers
       of Parent and Purchaser...............................................................................         I-1

To the Shareholders of Zeigler Coal Holding Company:

                                  INTRODUCTION

    Zeigler Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of AEI Resources, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all of the outstanding shares of common stock, $.01 par value per share (the "Shares"), of Zeigler Coal Holding Company (the "Company"), at a purchase price of $21.25 per Share (the "Offer Price"), net to the seller in cash, in accordance with the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer").

    The Offer is being made in connection with an Agreement and Plan of Merger (the "Merger Agreement") dated as of August 3, 1998, by and among Parent, Purchaser and the Company. The Merger Agreement requires, on the terms and subject to the conditions set forth therein, Purchaser to offer to purchase all of the outstanding Shares of the Company pursuant to the Offer. If Shares representing at least 90% of the outstanding Shares are validly tendered in the Offer and purchased by Purchaser and the other conditions to the Merger are satisfied or waived, Purchaser will merge with and into the Company, and in the Merger any Shares not purchased in the Offer (other than shares as to which appraisal rights are properly exercised under Delaware law) will be converted by operation of law into the right to receive cash in the amount of $21.25 per Share (the "Merger Consideration"). For more information concerning the terms of the Merger Agreement, see Section 10.

    THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND UNANIMOUSLY HAS APPROVED THE OFFER AND THE MERGER AND RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER. SEE
"RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS."

    Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 of the Letter of Transmittal, transfer taxes on the transfer and sale of Shares pursuant to the Offer. Purchaser will pay all fees and expenses of Warburg Dillon Read LLC, which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), IBJ Schroder Bank & Trust Company (the "Depositary") and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with the Offer. See Section 16.

    The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer, the Merger, and the Merger Agreement is to enable Parent to obtain control of, and to own the entire equity interest in, the Company. On August 3, 1998, the closing market price of the Company's Shares was $15.94. The Offer provides an opportunity for existing shareholders of the Company to sell Shares at a premium over recent trading prices. See Section 6.

    THE OFFER IS CONDITIONED, AMONG OTHER THINGS, UPON SATISFACTION OF THE FOLLOWING CONDITIONS: (1) THERE HAVING BEEN VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN ON OR PRIOR TO THE EXPIRATION DATE OF THE OFFER A NUMBER OF SHARES WHICH CONSTITUTES AT LEAST 90% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS, EXCLUDING OPTIONS TENDERED FOR CANCELLATION (THE "MINIMUM CONDITION"),
(2) PURCHASER HAVING OBTAINED FUNDS, PURSUANT TO EXISTING FINANCING COMMITMENTS DESCRIBED HEREIN OR OTHERWISE, SUFFICIENT TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE PURCHASE OF ALL OF THE SHARES PURSUANT TO THE OFFER OR THE MERGER, ALL PAYMENTS WITH RESPECT TO OPTIONS TO PURCHASE SHARES, AND ALL RELATED COSTS AND EXPENSES (THE "FINANCING CONDITION"), AND (3) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HSR ACT. THE OFFER IS SUBJECT TO OTHER TERMS AND CONDITIONS AS DESCRIBED IN SECTIONS 1 AND 13.

    Subject to certain exceptions set forth below, Purchaser expressly reserves the right to waive any one or more of the conditions to the Offer. See Sections 1 and 13.

    As of July 28, 1998, there were outstanding 28,222,671 Shares. As of July 28, 1998, options covering a total of 1,666,760 Shares were outstanding. Purchaser estimates that up to approximately 25,550,412 Shares will need to be validly tendered (and not validly withdrawn) to satisfy the Minimum Condition, assuming that 90% of the outstanding options will be tendered for cancellation.

    Certain directors and shareholders who own approximately 33% of the Shares on a fully diluted basis before any tender of options for cancellation. See
Section 10. have agreed with the Company to tender their Shares in accordance with the terms and conditions of the Offer.

    Parent estimates that approximately $1.22 billion of financing will be required to consummate the Offer and Merger, to refinance certain obligations of Parent and the Company, and to pay estimated financing and transaction fees and expenses. An additional $130 million will be available under a working capital facility. Parent plans to obtain the necessary funds under the Senior Credit Facility and the Bridge Loan Facilities, as described below, and to use proceeds from the sale of senior subordinated notes and discount notes to refinance the Bridge Loan Facilities. In connection with financing arrangements for the Offer and the Merger, the existing shareholders of Parent intend to contribute all of the outstanding capital stock of Parent to a newly formed holding company ("New Holdings"), such that Parent will become a wholly owned subsidiary of New Holdings.

    Parent has received from UBS AG, Stamford Branch ("UBS") (i) a written financing commitment (the "Credit Facility Commitment Letter") consisting of a $450 million senior secured term loan facility and a $300 million senior secured revolving credit facility and (ii) a written financing commitment ("the "Bridge Loan Commitment Letter") consisting of a $100 million senior unsecured term loan to New Holdings (the "New Holdings Bridge Loan") and a $500 million senior subordinated term loan to Parent. New Holdings would contribute the proceeds of the $100 million New Holdings Bridge Loan to Parent to acquire equity capital of Parent.

    For more information concerning the financing of the Offer and the Merger and related transactions, see Section 11.

                                 *  *  *  *  *

    Shareholders are urged to read this Offer to Purchase and the related Letter of Transmittal carefully before deciding whether to tender their Shares.

               RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

    The Company's Board of Directors unanimously has determined that the Offer and the Merger are fair to and in the best interests of the Company and its shareholders and unanimously has approved the Offer and the Merger and recommends that the shareholders of the Company accept the Offer (the "Board Recommendation"). The purpose of the Offer, the Merger, and the Merger Agreement is to enable Parent to obtain control of, and to own the entire equity interest in, the Company. The Offer allows shareholders to receive cash at a premium over recent trading prices for the Company's Shares. See Sections 6 and 9.

    The Company's financial advisor, Credit Suisse First Boston Corporation ("CSFB"), has delivered to the Company's Board of Directors its written opinion dated August 3, 1998 to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the $21.25 per Share cash consideration to be received by the holders of Shares (other than Parent and its affiliates) pursuant to the Offer and the Merger was fair to such holders from a financial point of view. A copy of CSFB's opinion is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Company's Schedule 14D-9"), which is being distributed to the Company's shareholders. Shareholders are urged to read the opinion in its entirety.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER; EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date (as hereinafter defined) at a price of $21.25 per Share, net to the seller in cash. The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, September 1, 1998, unless Purchaser shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

    The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition and the Financing Condition and the expiration or termination of any waiting period under the HSR Act. The Offer is also subject to certain other conditions set forth in Section 13. Subject to certain exceptions set forth below, Purchaser expressly reserves the right, in its sole discretion, to waive, in whole or in part, any or all of the conditions of the Offer other than the Minimum Condition, which can be waived only with the consent of the Company.

    Subject to the terms of the Merger Agreement, Purchaser may extend the Offer. The Merger Agreement provides that Purchaser has the right to extend the Offer up to an additional ten business days in order to satisfy any of the conditions specified in Section 13 other than the Financing Condition, provided that the failure of such conditions to be satisfied is not due to a breach of the Merger Agreement by Parent or Purchaser, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares. There can be no assurance that Purchaser will exercise its right to extend the Offer.

    Purchaser also expressly reserves the right, subject to applicable laws (including applicable regulations of the Securities and Exchange Commission (the "Commission")) at any time or from time to time, to (i) delay acceptance for payment of or, regardless of whether such Shares were theretofore accepted for payment, payment for any Shares in order to comply, in whole or in part, with any applicable law, government regulation or any other condition contained in Sections 13 and 15, (ii) terminate the Offer (whether or not any Shares have theretofore been accepted for payment) if any of the conditions referred to in
Section 13 have not been satisfied or upon the occurrence of any of the events specified in Section 13, (iii) waive any condition other than the Minimum Condition, or (iv) subject to certain exceptions set forth below, amend the Offer in any respect; in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary. Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided by clause (i) of the preceding sentence), any Shares upon the occurrence of any of the conditions specified in Section 13 without extending the period of time during which the Offer is open.

    Without the prior written consent of the Company, Purchaser may not decrease the Offer Price or change the form of consideration payable in the Offer, decrease the number of Shares Purchaser seeks to purchase in the Offer, change the conditions to the Offer set forth in Section 13, impose additional conditions to the Offer, or amend any other term of the Offer in any manner adverse to the holders of Shares. Purchaser may waive any condition to the Offer other than the Minimum Condition without the consent of the Company.

    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of

Rules 14d-4(c) and 14d-6(d) under the Exchange Act. Without limiting the obligation of Purchaser under such rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make any such announcement by issuing a release to the Dow Jones News Service and making any appropriate filing with the Commission.

    If Purchaser makes a material change in the terms of the Offer or if Purchaser waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentages of securities sought, will depend on the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the day of such change is generally required to allow for adequate dissemination to shareholders. Accordingly, if prior to the Expiration Date, Purchaser decreases the number of Shares being sought or increases or decreases the consideration offered pursuant to the Offer and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date of that notice of such increase or decrease is first published, sent or given to shareholders, the Offer will be extended at least until the expiration of such ten business day period. Any extension of the Offer will not constitute a waiver by Purchaser of any of the conditions set forth in Section 13.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date as soon as practicable after the later to occur of: (i) the Expiration Date and
(ii) the date of satisfaction or waiver of the conditions set forth in Section
13. In addition, Purchaser reserves the right, in its sole discretion and subject to applicable law, to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law, government regulation or any other condition contained herein. See Section 13.

    For purposes of the Offer, Purchaser shall be deemed to have accepted for payment and thereby purchased tendered Shares of the Company if, as and when Purchaser gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Payment for Shares of the Company accepted for payment pursuant to the Offer will be made by deposit by Purchaser of the purchase price to be paid by it with the Depositary, which Depositary will act as agent for the tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders. Any person who tenders Shares representing more than 1% of the outstanding Shares (282,227 Shares) may receive payment of the purchase price by wire transfer. See Instruction 11 of the Letter of Transmittal. Under no circumstances will interest be paid by Purchaser on the consideration paid for the Shares of the Company pursuant to the Offer, regardless of any delay in making such payment. Purchaser will pay all stock transfer taxes, if any, payable on the transfer of Shares of the Company purchased by it pursuant to the Offer, except as set forth in Instruction 7 of the Letter of Transmittal.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a certificate(s) for such Shares or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in Section 3), a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in Section 3), and any other documents required by the Letter of Transmittal. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3.

    If any tendered Shares are not accepted for payment for any reason or if certificate(s) are submitted for more Shares than are tendered, certificates evidencing unpurchased or untendered Shares will be returned without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility) as promptly as practicable following the expiration, termination or withdrawal of the Offer.

    If Purchaser increases the consideration offered to shareholders pursuant to the Offer, such increased consideration will be paid to all shareholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered or accepted for payment prior to such increase in consideration.

    Purchaser reserves the right to assign, in whole or from time to time in part, to Parent or another direct or indirect subsidiary of Parent, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such assignment will not relieve Purchaser of its obligations under the Offer nor will any such assignment prejudice in any way the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURE FOR TENDERING SHARES

    VALID TENDER OF SHARES. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares as described below, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchaser. In addition, either (i) certificates evidencing tendered Shares must be received by the Depositary at any such address or such Shares must be tendered pursuant to the procedure for book-entry transfer (and a confirmation of receipt of such delivery must be received by the Depositary), in each case on or prior to the Expiration Date or (ii) the guaranteed delivery procedures set forth below must be complied with. The term "Agent's Message" means a message transmitted by The Depositary Trust Company (the "Book-Entry Transfer Facility") to and received by the Depositary and forming a part of a book-entry transfer confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with that Book-Entry Transfer Facility's procedures for such transfer. Although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

    DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. Except as otherwise provided below, signatures on Letters of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, or the Stock Exchange Medallion Program (each of the foregoing constituting an "Eligible Institution"). Signatures on Letters of Transmittal need not be guaranteed if (i) the Letter of Transmittal is signed by the registered holder of Shares tendered and such holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (ii) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not accepted for payment or not tendered are to be returned to a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates are not immediately available, or time will not permit the certificates and all other required documents to reach the Depositary on or prior to the Expiration Date, or such shareholder cannot complete the procedure for book-entry transfer on a timely basis, such Shares may nevertheless be tendered if the following guaranteed delivery procedures are satisfied:

         (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary as provided below on or prior to the Expiration Date; and

        (iii) the certificates (or a book-entry transfer confirmation) representing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange ("NYSE") trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    THE METHOD OF DELIVERY OF CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent backup federal income tax withholding on payments made to shareholders with respect to the price of Shares purchased pursuant to the Offer, each such shareholder must provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") and certify that such shareholder is not subject to backup United States federal income tax withholding by completing the substitute Form W-9 included in the Letter of Transmittal. See Instruction 10 of the Letter of Transmittal. If the shareholder is a nonresident alien or foreign entity not subject to back-up withholding, the shareholder must give the Depositary a completed Form W-8 Certificate of Foreign Status prior to receipt of any payments.

    APPOINTMENT AS PROXY. By executing a Letter of Transmittal, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies in the manner set forth in the Letter of Transmittal to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to

Purchase). All such proxies shall be irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies and consents granted by such shareholder with respect to such Shares and other securities will be revoked without further action, and no subsequent proxies may be given nor subsequent written consents executed (and, if given or executed, such proxies or consents will not be deemed effective). The designees of Purchaser will be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's shareholders, by written consent or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares, including voting at any meeting of shareholders scheduled or acting by written consent without a meeting.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding. Purchaser reserves the absolute right to reject any and all tenders of Shares determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular shareholder. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. None of Purchaser, Parent, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

4.  WITHDRAWAL RIGHTS

    Tenders of Shares pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after October 4, 1998 unless theretofore accepted for payment as provided in this Offer to Purchase. If Purchaser extends the Offer, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, on behalf of Purchaser, retain all Shares tendered, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4.

    For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary, and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any time prior to the Expiration Date by again following one of the procedures described in Section 3.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding. None of Purchaser, Parent, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER

    The following is a summary of the principal United States federal income tax considerations of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or the Merger (including any cash amounts received by dissenting shareholders pursuant to the exercise of appraisal rights). The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that may be relevant to holders of Shares. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change. The discussion applies only to holders of Shares in whose hands Shares are capital assets within the meaning of Section 1221 of the Code, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of holders of Shares (such as insurance companies, tax-exempt organizations and broker-dealers) who may be subject to special rules under the United States federal income tax laws. This discussion does not discuss the United States federal income tax consequences to a holder of Shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

    BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS TO SUCH HOLDER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

    The receipt of cash for Shares pursuant to the Offer or the Merger (including any cash amounts received by dissenting shareholders pursuant to the exercise of appraisal rights) will be a taxable transaction for United States federal income tax purposes and also may be a taxable transaction under applicable state, local and other income tax law. In general, for United States federal income tax purposes, a tendering shareholder will recognize gain or loss equal to the difference between (i) the holder's adjusted tax basis in the Shares tendered pursuant to the Offer or the Merger and (ii) the amount of cash received by the shareholder pursuant to the Offer or the Merger. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or the Merger. Assuming that Shares are held as a capital asset, such gain or loss will be a capital gain or loss. Under the recently enacted Internal Revenue Service Restructuring and Reform Act of 1998, such capital gain will be a long-term capital gain taxable to a non-corporate holder at a maximum rate of 20% if the Shares have been held for more than one year on the date of sale (in the case of the Offer) or the Effective Time of the Merger (in the case of the Merger); and a short-term capital gain taxable to a non-corporate holder at ordinary income tax rates (a maximum rate of up to 39.6%) if the Shares have been held for one year or less on the date of sale (or the Effective Time of the Merger). These rates are effective for taxable years of individual taxpayers ending after December 31, 1997. The maximum net capital gain tax rate for corporations is 35%.

    Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%, unless a holder of Shares (i) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (ii) provides a correct TIN to the payor, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder who does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the holder's Untied States federal income tax liability. Each holder of Shares should consult with his or her tax advisor to determine qualification for exemption from backup withholding and the procedure for obtaining such exemption. Holders tendering their Shares in the Offer may avoid backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 3.

6.  PRICE RANGE OF THE SHARES

    The Company's Shares are listed and traded on the NYSE under the symbol ZEI. The following table sets forth, for the periods indicated, the high and low closing prices per share for the Shares for the periods indicated as reported by the National Quotation Bureau, LLC.

                                                                             HIGH          LOW
                                                                         ------------  ------------
Quarter Ended:
  1998
    Third (through August 3, 1998).....................................  $      1715/16 $      157/8
    Second.............................................................         2011/16        167/16
    First..............................................................         171/8         131/16
  1997
    Fourth.............................................................  $      24     $      151/4
    Third..............................................................         271/4         227/8
    Second.............................................................         277/8         23
    First..............................................................         271/2         211/4
  1996
    Fourth.............................................................  $      213/4  $      171/4
    Third..............................................................         175/8         131/4
    Second.............................................................         173/8         141/2
    First..............................................................         141/2         121/4

    On August 3, 1998, the last full trading day prior to announcement of the execution of the Merger Agreement and Purchaser's intention to commence the Offer, the closing sale price of the Shares on the NYSE was $15.94 per Share. On August 4, 1998, the last full trading day prior to the commencement of the Offer, such closing sale price was $20.44 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY

    GENERAL. The Company is a Delaware corporation with its principal office located at 50 Jerome Lane, Fairview Heights, Illinois 62208. The Company, through its subsidiaries, currently operates seven active underground and surface coal mining complexes located in five states, two east coast transloading terminals, a power marketing business, and other energy-related businesses.

    FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries. More comprehensive financial information is included in reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents are available for inspection and copies thereof are obtainable in the manner set forth below under "Available Information."

                          ZEIGLER COAL HOLDING COMPANY
                      SELECTED CONSOLIDATED FINANCIAL DATA

                          STATEMENT OF OPERATIONS DATA
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,                   YEAR ENDED DECEMBER 31,
                                                            --------------------------  ----------------------------------------
                                                                1998          1997          1997          1996          1995
                                                            ------------  ------------  ------------  ------------  ------------
                                                                   (UNAUDITED)
Total revenues............................................  $    388,598  $    348,055  $    800,756  $    731,624  $    783,103
Costs and expenses:
  Cost of coal sales......................................       259,991       240,533       503,946       613,166       686,232
  Selling, general and administrative
    expenses..............................................         6,057        10,159        16,017        21,271        20,740
  Other costs and expenses................................        88,238        54,879       194,809         6,219       109,850
                                                            ------------  ------------  ------------  ------------  ------------
      Total costs and expenses............................       354,286       305,571       714,772       640,656       816,822
Other income..............................................         3,766       --            --            --             45,500
Net interest expense......................................         5,763         8,637        16,997        21,704        27,478
Income taxes (benefit)....................................         4,847         6,090        10,348        11,300        (4,484)
Extraordinary item--loss on early
  extinguishment of debt (net of taxes)...................         6,637       --            --            --            --
                                                            ------------  ------------  ------------  ------------  ------------
Net earnings (loss).......................................  $     20,831  $     27,757  $     58,639  $     57,964  ($    11,213)
                                                            ------------  ------------  ------------  ------------  ------------
                                                            ------------  ------------  ------------  ------------  ------------
Net earnings (loss) per common share
  Basic--
    Net earnings before extraordinary item................  $        .97  $        .98  $       2.07  $       2.04  ($       .40)
    Extraordinary item....................................          (.23)      --            --            --            --
                                                            ------------  ------------  ------------  ------------  ------------
      Net earnings........................................  $        .74  $        .98  $       2.07  $       2.04  ($       .40)
                                                            ------------  ------------  ------------  ------------  ------------
                                                            ------------  ------------  ------------  ------------  ------------
  Diluted--
    Net earnings before extraordinary item................  $        .96  $        .96  $       2.05  $       2.04  ($       .40)
    Extraordinary item....................................          (.23)      --            --            --            --
                                                            ------------  ------------  ------------  ------------  ------------
      Net earnings........................................  $        .73  $        .96  $       2.05  $       2.04  ($       .40)
                                                            ------------  ------------  ------------  ------------  ------------
                                                            ------------  ------------  ------------  ------------  ------------
Weighted average shares outstanding
  Basic...................................................        28,207        28,342        28,261        28,362        28,356
  Diluted.................................................        28,365        28,795        28,646        28,483        28,356

                        CONSOLIDATED BALANCE SHEET DATA
                             (AMOUNTS IN THOUSANDS)

                                                            AT JUNE 30,        AT DECEMBER 31,
                                                            ------------  --------------------------
                                                                1998          1997          1996
                                                            ------------  ------------  ------------
                                                            (UNAUDITED)
Total assets..............................................  $   984,900   $  1,077,404  $  1,050,625
Long-term debt, including current maturities..............      255,800        344,142       344,770
Accrued post retirement benefit obligations...............      257,893        253,700       245,385
Total liabilities.........................................      790,222        899,664       918,019

    PROJECTED FINANCIAL INFORMATION. Prior to entering into the Merger Agreement, the Purchaser conducted a due diligence review of the Company and in connection with such review received certain non-public information from the Company. The non-public information included, among other things, projected financial information (the "Financial Model") for the coal segment of the business for fiscal years ending December 31, 1998 to 2002. The Financial Model was prepared by the Company's management based on numerous assumptions, including among others, the estimated 1997 financial results and projections of total tons sold, revenue, net gross profit, operating expenses, depreciation, depletion and amortization and capital expenditure requirements. Set forth below is a summary of projected income statement and cash flow items for fiscal years ending December 31, 1998 to 2002. None of the assumptions in the Financial Model give effect to the Offer, the Merger or the financing thereof or the potential combined operations of the Parent and the Company after consummation of such transactions.

    The Company has advised Purchaser that it does not as a matter of course disclose projections as to future revenues or earnings, and the projections discussed in the Financial Model were not intended to forecast likely or anticipated operating revenues. The projections discussed in the Financial Model were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the American Institute of Certified Public Accountants for projections. The forecasted information is included herein solely because such information was furnished to Parent and the Purchaser or its financial advisors. Accordingly, the inclusion of the projections in this Offer should not be regarded as an indication that Parent or Purchaser or the Company or their respective financial advisors or their respective officers and directors consider such information to be accurate or reliable, and none of such persons assumes any responsibility for the accuracy therefor. The Financial Model was prepared for internal use and is subjective in many respects and thus susceptible to various interpretations and periodic revision based upon actual experience and business development. In addition, because the estimates and assumptions underlying the Financial Model are inherently subject to significant economic and competitive uncertainties and contingencies which are difficult or impossible to predict accurately and are beyond the control of the Company and/or Parent and/or the Purchaser, there can be no assurance that the Financial Model will be realized. Accordingly, it is expected that there will be differences between actual and projected results, and actual results may be materially higher or lower than those set forth below.

                          ZEIGLER COAL HOLDING COMPANY
                    SUMMARY BUSINESS PLAN FOR COAL BUSINESS
                                ($ IN MILLIONS)

                                                                PROJECTED FOR THE FISCAL YEAR ENDING DECEMBER 31,
                                                                  1998       1999       2000       2001       2002
                                                                ---------  ---------  ---------  ---------  ---------
Tons Sold.....................................................       37.2       54.0       59.8       60.2       68.4
Revenue.......................................................  $   627.1  $   749.3  $   806.2  $   818.9  $   910.9
EBITDA(1).....................................................      157.5      184.8      193.0      193.9      219.7
EBIT(1).......................................................       97.3      108.0      109.4      113.3      133.0

Selected Cash Flow Items:
  Depreciation, Depletion and Amortization....................  $    60.2  $    76.8  $    83.6  $    80.6  $    86.7
  Capital Expenditures........................................      103.5       85.1       44.9       64.6       55.1

Note 1:  Before allocation of corporate overhead.

    AVAILABLE INFORMATION. The Company is registered under the Exchange Act and, accordingly, is subject to the informational filing requirements of the Exchange Act. In accordance therewith the Company files periodic reports, proxy statements and other information with the Commission under the

Exchange Act relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies may be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Website on the Internet at http://www.sec.gov which site contains registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. In addition, such material should be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

8.  CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT

    GENERAL. Purchaser, a Delaware corporation and a wholly owned subsidiary of Parent, recently was organized for the purpose of effecting the Offer and the Merger, and has not carried on any activities except in connection with the Offer and the Merger. The principal executive offices of Purchaser are located at 1500 North Big Run Road, Ashland, Kentucky 41102. All the outstanding capital stock of Purchaser is owned by Parent.

    Parent is a Delaware corporation with its principal offices located at 1500 North Big Run Road, Ashland, Kentucky 41102. Parent's principal business is the mining and marketing of bituminous coal, which is sold primarily to electric utilities under long-term agreements. Parent also mines and markets metallurgical coal. Parent currently operates mines in Kentucky, Tennessee, Colorado, Indiana and West Virginia.

    Parent was incorporated in May 1998 to become the holding company for AEI Holding Company, Inc. ("AEI Holding"). Parent has two stockholders, Larry Addington and Addington Enterprises, Inc. ("AEI"), each of whom holds a 50% equity interest in Parent. Mr. Addington holds an 80% equity interest in AEI. AEI Holding, the predecessor corporation to Parent, was incorporated in September 1997 as a holding company for certain operating companies affiliated with Mr. Addington and AEI. Parent acquired all of the outstanding capital stock of AEI Holding from Mr. Addington and AEI on June 26, 1998, in exchange for an equal number of shares of Parent.

    The name, business address, present principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Purchaser and Parent are set forth in Schedule I.

    Except as described in this Offer to Purchase, (i) none of Purchaser or Parent or, to the best knowledge of Purchaser or Parent, any of the persons listed in Schedule I or any associate or majority owned subsidiary of any such persons, beneficially owns or has a right to acquire any equity security of the Company and (ii) none of Purchaser or Parent or, to the best knowledge of Purchaser or Parent, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during either the past 60 days or the past six months.

    Except as described in this Offer to Purchase, (i) none of Purchaser, Parent or, to the best knowledge of Purchaser or Parent, any of the persons listed in
Schedule I has any contract, arrangement, understanding or relationship (whether or not legally enforceable) with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer of the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies; (ii) there have been no contacts, negotiations or transactions between Purchaser, Parent or any of their respective subsidiaries or, to the best knowledge of Purchaser or Parent, any of the persons listed on Schedule I on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, a sale or other transfer of a material amount of assets or concerning any other transactions with the Company that are required to be disclosed pursuant to the rules and regulations of the Commission.

9.  BACKGROUND OF THE OFFER

    From May to July 1997, representatives of AEI and the Company held several discussions relating to the possible sale of coal mining assets held by AEI and related parties to the Company. These discussions concluded without any agreement between the Company and AEI.

    In February 1998, on behalf of the Company, representatives of CSFB contacted AEI and several other companies regarding their potential interest in pursuing a strategic transaction with the Company. AEI entered into a confidentiality agreement with the Company on March 6, 1998 and shortly thereafter received an Offering Memorandum describing the Company. On or about March 9, 1998, AEI indicated its preliminary interest in exploring a possible transaction and its desire to conduct a business, financial and legal review of the Company.

    In mid-March 1998, AEI was notified that it was among the bidders with whom the Company was interested in holding further discussions and the Company scheduled a management presentation for AEI. Shortly thereafter, AEI entered into discussions with a potential investor (the "Prospective Investor") in connection with AEI's proposal to purchase the Company. In late March and early April 1998, senior management of the Company made its presentation to representatives of AEI and the Prospective Investor, who performed due diligence and conducted site visits to the Company's mining and other co-related facilities.

    On April 22, 1998, AEI received guidelines for submitting proposals, and, on May 22, 1998, Parent, a newly formed holding company for the natural resource operations conducted by AEI, submitted its proposal to the Company. On May 26, 1998, a representative of the Company notified AEI that the Company had decided to commence negotiations with Parent. Promptly thereafter, the Company and Parent entered into an agreement providing for an exclusive negotiating period through June 25, 1998. These negotiations continued through July 7, 1998. In addition, Parent and the Prospective Investor held discussions regarding the structure, financing and nature of their relationship.

    On July 10, 1998, Parent terminated discussions with the Prospective Investor, and representatives of Parent contacted the Company through its financial advisor to express Parent's interest in submitting a new proposal. AEI then engaged Warburg Dillon Read LLC as its financial advisor in connection with its proposal to acquire the Company. Shortly thereafter, representatives of Parent and Warburg Dillon Read LLC met with CSFB to discuss possible terms of a new proposal and conducted additional due diligence with respect to the Company. On July 20, 1998, Parent received a proposed acquisition agreement on behalf of the Company reflecting the prior discussions between the parties. From July 27 to August 3, 1998, representatives of Parent and the Company, and their respective legal and financial advisors conducted extensive negotiations of the definitive terms of the Offer, the Merger Agreement and related agreements. Representatives of certain principal shareholders of the Company actively participated in the negotiations.

    On August 3, 1998, the respective directors and stockholders of Parent and Purchaser approved the Merger Agreement, the Offer and the other related transactions. The Merger Agreement, the Offer and the other related transactions were approved by the Board of Directors of the Company at a meeting on August 3, 1998. Parent, Purchaser and the Company entered into the Merger Agreement following the close of business on August 3, 1998, and promptly thereafter the parties issued press releases to announce the transaction.

10. PURPOSE OF THE OFFER; THE MERGER AGREEMENT

PURPOSE OF THE OFFER

    The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer, the Merger and the Merger Agreement is to enable Parent to obtain control of and to own the entire equity interest in, the Company. See Section 6.

THE MERGER AGREEMENT

    The following is a brief summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is an exhibit to the
Schedule 14D-1 filed by Parent with the Commission in connection with the Offer.

THE OFFER

    The Merger Agreement requires that no later than two business days after the public announcement of the terms of this Agreement, (i) Parent and Purchaser file Purchaser's Tender Offer Statement on Schedule 14D-1 with the Commission and commence the Offer in accordance with the requirements of Regulations 14D and 14E promulgated under the Exchange Act and (ii) the Company file with the Commission the Company's Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer, which will be mailed to the holders of Shares and contains the recommendation of the Company's Board of Directors that holders of Shares accept the Offer. Parent, Purchaser and the Company have each agreed to use its reasonable best efforts to cause all the Offer Conditions to be fulfilled and to avoid the occurrence of any event or to cure any event that may prevent the Offer Conditions from being fulfilled.

    The obligation of Purchaser to accept for payment and pay for any Shares tendered pursuant to the Offer is subject only to the conditions to the Offer set forth in Section 13 (the "Offer Conditions"). Without the prior written consent of the Company, Purchaser may not decrease the Offer Price or change the form of consideration payable in the Offer, decrease the number of Shares Purchaser seeks to purchase in the Offer, change the Offer Conditions, impose additional conditions to the Offer, or amend any other term of the Offer in any manner adverse to the holders of Shares. Purchaser may waive any condition to the Offer other than the Minimum Condition without the consent of the Company. Subject to the satisfaction of all the Offer Conditions as of any Expiration Date, Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such Expiration Date. Parent must make reasonable provision for payment of the Offer proceeds to be made by wire transfer of immediately available funds to any person tendering Shares representing more than 1% of the outstanding Shares.

BOARD REPRESENTATION

    Promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Purchaser will be entitled to designate at least a number of directors on the Company's Board of Directors equal to the product of
(i) the total number of directors on the Company's Board of Directors and (ii) Purchaser's percentage ownership of the outstanding Shares of the Company. The Company will either increase the size of the Company's Board of Directors or secure the resignation of the necessary number of directors to enable Purchaser's designees to be elected to the Company's Board of Directors, and will cause such designees to be elected to the Company's Board of Directors.

COMPANY STOCK OPTIONS

    The Merger Agreement provides that promptly after the commencement of the Offer, the Company must offer to cancel any and all of the outstanding options to purchase Shares and each outstanding stock appreciation right (each such option to purchase one share and each such unit representing one share being referred to as an "Option") granted under the Company's Incentive Stock Option Plan and the Company's Stock Appreciation Rights Plan (together, the "Option Plan") for cash consideration as follows. Each holder of a vested Option (after giving consideration to any acceleration of vesting provided in the Option Plan or the Company's Special Bonus and Severance Plan (the "SBS Plan")) will be offered the right to have 100% of his or her Options canceled by the Company in consideration of a payment by the Company for each Option in an amount equal to the excess of the Offer Price over the applicable exercise price of such Option (the "Option Consideration"). Cancellation of and payment of the consideration for the Options will be conditioned upon the purchase of Shares by the Purchaser pursuant to the Offer. If the Purchaser purchases Shares pursuant to the Offer, the Options will be canceled and the consideration therefor will be paid as promptly as possible following the purchase of Shares by the Purchaser upon expiration of the Offer.

    The Merger Agreement also provides that at the Effective Time, each then outstanding Option will be converted automatically into the right to receive the Option Consideration, but only to the extent then vested and exercisable, taking into account any acceleration of vesting provided for in the Option Plan or the SBS Plan. The Option Consideration will be paid upon delivery of any then outstanding Options by or on behalf of the Option holder.

THE MERGER

    The Merger Agreement provides that at the Effective Time (as defined below) and upon the terms and subject to the conditions of the Merger Agreement and Delaware law, Purchaser will merge with and into the Company, the separate corporate existence of Purchaser will cease, and the Company will continue as the surviving corporation, succeeding to and assuming all the rights and obligations of Purchaser in accordance with Delaware law.

    As soon as practicable after the satisfaction or waiver of the conditions to the Merger, the parties will file a certificate of ownership and merger with the Secretary of State of the State of Delaware and will make all other filings or recordings required under Delaware law. The Merger will become effective upon the filing of the certificate of ownership and merger or such later time specified in such certificate (the "Effective Time").

    At the Effective Time, (i) each Share not purchased by Purchaser in the Offer (other than Shares held by stockholders who properly exercise appraisal rights under Delaware law and Shares owned by the Company or one of its subsidiaries or by Parent or Purchaser or one of its subsidiaries) will be converted by operation of law into the right to receive the Merger Consideration in cash, payable to the holder, without interest, upon surrender of the certificate formerly representing such Common Share, (ii) each Share owned by the Company or one of its subsidiaries or by Parent or Purchaser or one of its subsidiaries will be canceled without payment, and (iii) each share of the common stock of the Purchaser outstanding immediately before the Effective Time will be converted into one share of common stock of the Company, as the surviving corporation of the Merger.

    Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing will have the right to demand appraisal for such Shares in accordance with Delaware law unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal and payment under Delaware law. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, the holder's Shares will be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration without interest.

    Promptly after the Effective Time, the surviving corporation will mail each record holder as of the Effective Time a letter of transmittal and instructions for effecting the surrender of certificates that represented Shares prior to the Effective Time for the Merger Consideration. Upon surrender of the certificate(s) representing a holder's Shares, together with a completed and validly executed letter of transmittal, such holder will be entitled to receive the Merger Consideration in respect thereof. Until so surrendered or exchanged, each certificate will represent only the right to receive the Merger Consideration.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various customary representations and warranties of the Company, including representations by the Company as to: (i) organization, qualification and similar corporate matters of the Company and its subsidiaries, (ii) capitalization of the Company and its subsidiaries, (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement, (iv) the non-contravention of the Merger Agreement and related transactions with any provision of the Company's certificate of incorporation or bylaws, material contract, order, law or regulation to which the Company or its subsidiaries is a party or by which it is bound or obligated, (v) the filing of required Commission reports and the absence of untrue statements of material facts or omissions of material facts in such reports, (vi) the absence of changes or events which have had a material adverse effect on the Company, (vii) the absence of any untrue statement of a material fact or omission of any material fact required to be stated in any recommendation statement of the Company's Board of Directors or document related to the Offer, (viii) material transactions outside the ordinary course of the Company's business consistent with past practice, (ix) real property ownership and the possession and enforceability of real property leases, (x) ownership of personal property and operating condition of machinery and equipment, (xi) claims and litigation,
(xii) the filing of tax returns and the payment of taxes, (xiii) possession and validity of mining permits necessary to carry on the Company's business as presently conducted, (xiv) compliance with laws, rules, statutes, orders, ordinances or regulations, and material notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchise or other instruments or obligations of the Company or any of its subsidiaries, (xv) the absence of environmental claims and compliance with all environmental, mining and safety laws and regulations, (xvi) possession of necessary rights and licenses in intellectual property, (xvii) contracts, agreements, indentures, leases, mortgages, licenses, plans, arrangements, understandings, commitments and other instruments (the "Significant Agreements"), (xviii) employee benefit matters,
(xix) required consents and approvals of governmental or regulatory authorities,
(xx) possession of insurance policies, (xxi) the absence of payments to any intermediary other than listed intermediaries of any finder's, professional or other fee or commission, (xxii) labor matters, (xxiii) continued eligibility of the Company and its subsidiaries to receive mining permits, (xxiv) transactions between the Company, its affiliates and related parties, and (xxv) the inapplicability of state takeover statutes. Many of the representations and warranties are qualified by materiality requirements.

    The Merger Agreement contains various customary representations and warranties of Parent and Purchaser, including representations by Parent and Purchaser as to: (i) organization, qualification and similar corporate matters of Parent and Purchaser, (ii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement, (iii) the non-contravention of the Merger Agreement and related transactions with any provision of the certificate of incorporation or by-laws of Parent or Purchaser, material contract, order, law or regulation to which Parent or Purchaser is a party or by which it is bound or obligated, (iv) required consents and approvals of governmental or regulatory authorities, (v) the absence of untrue statements of material facts or omissions of material facts in any documents related to the Offer and in information provided to the Company in connection with the Schedule 14D-1 and proxy statement, (vi) Purchaser's receipt and the continued effectiveness of the Commitment Letter from UBS AG to provide the funds necessary to satisfy Purchaser's obligations under the Merger Agreement, (vii) the solvency of the Company after the Effective Time of the Merger, and (viii) the beneficial ownership of Shares by Parent or Purchaser immediately prior to execution of the Merger Agreement.

COVENANTS

    CONDUCT OF BUSINESS OF THE COMPANY. During the term of the Merger Agreement until the purchase of Shares by Purchaser, the Company and its subsidiaries will each conduct its operations in the ordinary course of business consistent with past practice, and the Company and its subsidiaries will each use all reasonable efforts to preserve its business organization, to keep available the services of its present officers and key employees and to preserve the goodwill of those having business relationships with it.

    Accordingly, prior to the purchase of Shares by Purchaser, neither the Company nor any of its subsidiaries may, without the prior written consent of Parent, which consent will not be unreasonably withheld or delayed, engage or agree to engage in an enumerated list of transactions. The types of transactions requiring Parent's prior approval, subject to certain threshhold amounts or levels in certain cases, include actions by the Company or its subsidiaries to:
(i) amend its Certificate of Incorporation or by-laws or comparable organizational documents; (ii) authorize for issuance, issue, reissue, pledge, sell, any stock of any class or any other securities, except for issuances of capital stock of the subsidiaries to the Company or a wholly owned subsidiary of the Company and the issuance of Shares pursuant to the exercise of Options outstanding as of the date of the Merger Agreement; (iii) declare, set aside or pay any dividend or other distribution in respect of any class or series of its capital stock other than between any of the Company and any of its wholly owned subsidiaries; (iv) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any Shares or any other capital stock of the Company; (v) make any loans, advances or capital contributions to, or investments in, any other person in excess of $500,000, except for loans, advances, capital contributions or investments between any subsidiary of the Company and the Company or another wholly owned subsidiary of the Company; (vi) fail to (a) maintain the real property in a manner consistent with past practice, subject to certain specified exceptions,
(b) pay when due all taxes, water and sewer rents, assessments and insurance premiums affecting the real property and (c) timely comply with the terms and provisions of all leases, contracts and agreements relating to or affecting the real property and the use and operation thereof, other than such failures that would not have a material adverse effect on the Company; (vii) enter into, establish, adopt, amend or renew any material employment, consulting, severance or similar agreements or arrangements with any director, officer or employee; grant any salary or wage increase or establish, adopt, amend, or increase benefits under, any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, welfare benefit contract, plan or arrangement; (viii) enter into any material labor or collective bargaining agreement, memorandum of understanding, grievance settlement or any other agreement or commitment to or relating to any labor union other than in the ordinary course of business consistent with past practice; (ix) take other specified actions outside the ordinary course of business consistent with past practice; (x) consummate its investment in Louisiana Generating LLC, or waive, modify or terminate in any manner adverse to the Company its rights under the joint development agreement, among the Company, Southern Electric International, Inc. and NRG Energy Inc., in connection with Cajun Electric Power Cooperative, Inc. (the "Joint Development Agreement"); (xi) waive, modify, amend or terminate any confidentiality, standstill or other similar agreement to which the Company or any of its subsidiaries is a party; or (xii) agree to take any action which would violate the foregoing covenants.

    ACCESS TO INFORMATION. The Company will give Parent and Purchaser and their representatives reasonable access to all necessary information. Parent and Purchaser have agreed to be bound by a Confidentiality Agreement dated March 6, 1998.

    REASONABLE EFFORTS; NOTICE OF CERTAIN DEVELOPMENTS. Each of the parties will use its reasonable efforts to take all actions and do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Offer and the Merger Agreement. Each of the parties will promptly inform the other party of any event or circumstance that is discovered at any time before the Effective Time that should be set forth in an amendment to the Schedule 14D-1 or Schedule 14D-9.

    PUBLIC ANNOUNCEMENTS. Parent and Purchaser, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by the Merger Agreement except as required by applicable law or by any rule or regulation of the NYSE.

    INDEMNIFICATION. For a period not less than six years from the Effective Time, (i) all existing rights of directors and officers to indemnification as provided in the respective charters or by-laws of the Company and its subsidiaries or in an agreement with the Company will remain in full force, and
(ii) in accordance with such rights, Parent will indemnify and hold harmless the directors and officers of the Company and its subsidiaries from and against any action, proceeding or investigation arising out of events occurring prior to, and including, the Effective Time and will pay all reasonable expenses (including legal and the cost of any investigation and preparation) incurred in connection therewith.

    Parent will cause the Company to maintain in effect for six years after the Effective Time, for the benefit of all current and former directors and officers of the Company the coverage provided by the current directors' and officers' liability insurance policies maintained by the Company; provided, however, that
(i) the Company will not be required to incur any annual premium in excess of 300% of the last annual premium paid prior to the date of the Merger Agreement for all current directors' and officers' liability insurance policies maintained by the Company and if the Company is unable to obtain the required insurance it shall obtain as much comparable insurance as possible for an annual premium equal to this maximum amount and (ii) the Company may substitute policies that are not less advantageous.

    NOTIFICATION OF CERTAIN MATTERS. The Company will give prompt notice to Parent, and Parent will give prompt notice to the Company, as the case may be, of (i) the occurrence or non-occurrence of any event which would be reasonably likely to demonstrate that any representation or warranty contained in the Merger Agreement was or is untrue or inaccurate or reasonably likely to cause any material covenant, condition or agreement not to be satisfied in all material respects and (ii) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement under the Merger Agreement in any material respect.

    NO SOLICITATION. The Merger Agreement requires the Company immediately to cease any existing activities, discussions and negotiations with any third parties with respect to any inquiry, proposal or offer for any recapitalization, merger, consolidation or other business combination involving the Company, or acquisition of any capital stock (other than upon exercise of the Options which are outstanding as of the date of the Merger Agreement) or any portion of the assets (except for certain specified assets and acquisitions of assets in the ordinary course of business consistent with past practice) of the Company and its subsidiaries, or any combination of the foregoing (a "Competing Transaction"). The Company will not, directly or indirectly, through any officer, director, employee, representative or agent or any of its subsidiaries,
(i) solicit, initiate, encourage, facilitate, furnish or disclose non-public information in furtherance of a Competing Transaction or negotiate with any person for the purpose of facilitating any Competing Transaction provided that prior to the purchase of the Shares by the Purchaser pursuant to the Offer, the Company may furnish information to, and negotiate or otherwise engage in discussions with, any party who makes a bona fide proposal regarding a Competing Transaction which was not solicited by the Company after the date of the Merger Agreement and which does not violate any standstill agreement if the Board of Directors after consultation with its counsel determines in good faith that failing to consider and cooperate with such other party regarding such Competing Transaction would constitute a breach of the fiduciary duties of the Board to the Company's stockholders under applicable law, and, provided further, that in no event does the term "Competing Transaction" include a sale or other disposition of any non-coal assets.

    The Company must immediately advise Parent in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Competing Transaction, which becomes known to the Company's Board of Directors during the term of the Merger Agreement. The Company must keep Parent fully apprised of the status and terms of any proposal relating to a Competing Transaction on a current basis.

    If, prior to the purchase of Shares by the Purchaser pursuant to the Offer, the Company's Board of Directors after consultation with its financial and legal advisors determines in good faith that any written proposal from a third party for a Competing Transaction received after the date of the Merger Agreement that was not solicited by the Company or any of its subsidiaries in violation of the Merger Agreement is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by the Merger Agreement and is in the best interest of the stockholders of the Company, the Company may terminate the Merger Agreement at any time prior to the purchase of Shares by Purchaser and enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with respect to such Competing Transaction provided that, (i) the Company provides written notice of such termination to Parent at least three full business days prior to the effectiveness of such termination, (ii) the Company delivers to Parent within five business days following such termination cash in an amount equal to Parent's costs as estimated by Parent in good faith prior to the date of such delivery but in no event to exceed $10,000,000 and the Termination Fee described below, and (iii) the Company and the other party to the Competing Transaction deliver a written acknowledgment that the Company and such other party have irrevocably waived any right to contest any payments as provided above.

CONDITIONS TO CONSUMMATION OF THE MERGER

    The obligations of the Company, Parent and Purchaser to consummate the Merger are subject to the satisfaction or, if appropriate, waiver of the following conditions:

    PURCHASE OF SHARES. The Purchaser shall have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms of the Merger Agreement, provided that the condition shall be deemed satisfied as to Parent and Purchaser if Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer. All conditions to the Offer, which are set forth in Annex I to the Merger Agreement, are summarized in Section 13.

    NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order or preliminary or permanent injunction shall be entered in any action or proceeding before any court, and no statute, rule, regulation, legislation, or order shall be enacted, entered, enforced, amended or issued by any United States legislative body, court, government or governmental, administrative or regulatory authority or agency (other than the waiting period provisions of the HSR Act) which shall remain in effect and which shall have the effect of (x) making illegal or restraining or prohibiting the making of the Offer, the acceptance for payment of, or payment for, the Shares by Parent, Purchaser or any other affiliate of Parent, or the consummation of the Offer or the Merger or (y) imposing limitations on the ability of Purchaser effectively to acquire or hold or exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares on all matters properly presented to the shareholders of the Company; provided, that Parent, to the extent provided in the Merger Agreement, shall, if necessary to prevent the taking of such action, or the enactment, enforcement, amendment, issuance or application of any statute, rule, regulation, legislation, judgment, order or injunction, offer to accept an order to divest such of the Company's or Parent's assets and businesses as may be necessary to forestall such injunction or order and to hold separate such assets and business pending such divestiture; (ii) no proceeding brought by an administrative agency or commission or other domestic governmental entity seeking any of the foregoing shall be pending; and (iii) no action or proceeding shall be commenced following the date of the Merger Agreement and be pending before any court which, if adversely determined, could reasonably be expected to have a material adverse effect on the Company.

TERMINATION; AMENDMENTS; WAIVER

    TERMINATION. The Merger Agreement provides that at any time prior to the Effective Time the Merger Agreement may be terminated and the Merger may be abandoned: (i) by the mutual written consent of Parent and the Company; (ii) by the Company if the Purchaser fails to commence the Offer in accordance with the Merger Agreement or fails to purchase validly tendered Shares in violation of the terms of the Offer or the Merger Agreement; (iii) by Parent or Company if the Offer is terminated or withdrawn without any Shares being purchased, provided that neither Parent nor the Company may terminate the Merger Agreement if such party materially breached the Merger Agreement, or in the case of Parent, if it or the Purchaser materially violated the terms of the Offer; (iv) by Parent or the Company to the extent that performance is prohibited, enjoined or otherwise materially restrained by any final, non-appealable judgment, provided the party seeking to terminate the Merger Agreement has used its reasonable efforts to remove such judgment; (v) by Parent or the Company if (a) the Financing Condition shall be impossible to satisfy by the end of the twentieth business day following commencement of the Offer, or (b) any of the conditions to the Offer shall be impossible to satisfy by the end of the thirtieth business day following commencement of the Offer unless such circumstance results from the failure of the terminating party to perform its obligations under the Merger Agreement, provided that the Company may not terminate the Merger Agreement if Parent is willing to waive the relevant condition (other than the Minimum Condition, which cannot be waived without the consent of the Company); (vi) by Parent if, prior to the purchase of Shares by Purchaser, the Company's Board of Directors withdraws or modifies in a manner adverse to Parent, or refrains from making the Board Recommendation, or publicly discloses its intention to change such recommendation, or fails to reaffirm the Board Recommendation within five days of receipt from Parent or the Purchaser of a request to so reaffirm the Board Recommendation; (vii) by the Company prior to the purchase of Shares pursuant to the Offer, if the Board after consultation with its financial and legal advisors determines in good faith that any written proposal from a third party for a Competing Transaction received after the date of the Merger Agreement that was not solicited by the Company or any of its Subsidiaries or affiliates in violation of the Merger Agreement is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by the Merger Agreement and is in the best interest of the stockholders of the Company; (viii) by the Company in the event of any breach of the covenants and/or representations and warranties of Parent and Purchaser contained in the Merger Agreement which has a material adverse effect on the consummation of the transactions contemplated by the Merger Agreement; or (ix) by Parent, if any Stockholder who holds more than five percent of the Shares breaches any of his, her or its obligations under his, her or its Support Agreement, as defined below.

    EFFECT OF TERMINATION; FEES AND EXPENSES. Purchaser must terminate the Offer as soon as practicable following the termination of the Merger Agreement for any reason. If the Merger Agreement is terminated as a result of (i) the Company's Board of Directors withdrawing its recommendation or (ii) the Company's Board of Directors entering into a Competing Transaction, the Company will repay Parent in cash an amount equal to the aggregate amount of reasonable documented expenses not to exceed $10,000,000 and a termination fee of $18,000,000.

    AMENDMENT. The Merger Agreement may be amended by the Company, Parent and Purchaser in a writing signed on behalf of each of the parties; however, after the purchase of Shares pursuant to the Offer, no amendment may be made to decrease the Merger Consideration or which materially adversely affects the rights of the shareholders without approval of such shareholders.

    EXTENSION; WAIVER. Subject to approval by the Company's Board of Directors in the manner described above under "Board Representation," at any time prior to the Effective Time, the Company, on the one hand, and Parent and Purchaser, on the other hand, may in writing (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party or (iii) waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement.

SUPPORT AGREEMENTS

    As a condition to entering into the Merger Agreement and making the Offer, Parent and Purchaser have required that Kinman Limited Partnership, Michael K. Reilly, Chand B. Vyas, and Roland E. Casati (each, a "Stockholder" and, together, the "Stockholders") enter into a Support Agreement (the "Support Agreements") with the Company. Pursuant to the Support Agreements, each Stockholder has agreed to tender and not withdraw, pursuant to and in accordance with the terms of the Offer, all of the Shares owned by such Stockholder (the "Owned Shares"). As of August 3, 1998, the Stockholders owned approximately 9,882,000 Shares in the aggregate, or 33% of the outstanding Shares on a fully diluted basis before any options have been tendered for cancellation.

    Pursuant to the Support Agreements, each Stockholder has agreed that, during the time the Support Agreement is in effect, such Stockholder will not vote the Owned Shares in favor of any Competing Transaction.

    The Support Agreements provide that, with certain exceptions, each Stockholder will not (i) transfer, or consent to any transfer of, any or all of the Owned Shares or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Owned Shares, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Owned Shares, (iv) deposit the Owned Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Owned Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of his obligations contemplated by the Merger Agreement.

    The Support Agreements provide that each Stockholder will not, and will not permit or authorize any of his affiliates to, solicit, participate in or initiate discussions or negotiations with, or provide or disclose any information to, any person or group (other than Parent, Purchaser or any of their affiliates or representatives) concerning any Competing Transaction or enter into any agreement, arrangement or understanding requiring the Company to abandon the Merger. Each Stockholder agreed to promptly cease any existing activities, discussions or negotiations with any parties with respect to any Competing Transaction. Each Stockholder also agreed to waive any rights of appraisal or rights to dissent from the Merger.

    Each Support Agreement and all rights and obligations of the parties thereunder will terminate upon the earlier of the (i) Effective Time, (ii) termination of the Merger Agreement, (iii) upon a change of the Board Recommendation that would give Parent the right to terminate the Merger Agreement, (iv) termination or withdrawal of the Offer by Parent or Purchaser,
(v) written notice of termination of the Support Agreement by the Company to the Stockholder and (vi) Purchaser's purchase of the Owned Shares pursuant to the Offer.

    The Company and each of the Stockholders have agreed that (i) neither of them will amend, modify, supplement, terminate or in any other manner change their respective rights and obligations under the Support Agreements in any manner that will adversely effect the consummation of the Offer by Purchaser,
(ii) Parent and/or Purchaser may, in the event of a breach of the Support Agreement by Stockholder, require the Company to exercise its rights under the Support Agreement to obtain compliance therewith by the Stockholder, and (iii) to the extent the Company does not comply with any demand by Parent and/or Purchaser as contemplated by the preceding clause (ii), Parent and/or Purchaser will have the right to seek damages from the Company for the Company's failure to take the action contemplated by clause (ii).

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

    The representations and warranties in the Merger Agreement shall not survive beyond the Effective Time. The covenants and agreements in the Merger Agreement shall survive in accordance with their respective terms, including, but not limited to, the "Indemnification" paragraph above.

PLANS FOR THE COMPANY

    It is expected that, initially following the Offer and the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent currently has no plans to change the Company's management other than replacing certain senior executive officers. Following consummation of the Merger, however, Parent intends to conduct a review of the Company and its assets, its corporate structure, operations, properties, management and personnel and consider what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include the acquisition or disposition of assets or other changes in the Company's capitalization, dividend policy, corporate structure, business, certificate of incorporation, bylaws, board of directors or management.

GOVERNING LAW

    The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflict of laws thereof.

11. SOURCE AND AMOUNT OF FUNDS

    Parent estimates that approximately $1.22 billion will be required to acquire all of the Shares pursuant to the Offer and the Merger, to refinance certain obligations of Parent and the Company, and to pay fees and expenses related to the Offer and the Merger. An additional $130 million will be available under a working credit facility. Parent expects to obtain these funds from capital contributions from New Holdings, borrowings under an interim term loan facility (the "Parent Bridge Loan Facility") and borrowings under a senior secured credit facility (the "Senior Credit Facility"). New Holdings expects to obtain the funds required to make a capital contribution to Parent from borrowings under an interim term loan facility (the "New Holdings Bridge Loan Facility" and together with the Purchaser Bridge Loan Facility, the "Bridge Loan Facilities"). New Holdings and Parent have received a commitment letter dated August 3, 1998 (the "Bridge Commitment Letter") from UBS AG, Stamford Branch ("UBS"), to provide the New Holdings Bridge Facility and the Purchaser Bridge Loan Facility. Purchaser has received a commitment letter dated August 3, 1998 (the "Credit Facility Commitment Letter" and together with the Bridge Commitment Letter, the "Commitment Letters") from UBS to provide the Senior Credit Facility. The commitments and agreements of UBS under the Commitment Letters are subject to customary conditions. The Committment Letters have been accepted and the related committment fees have been paid by the Company.

    BRIDGE LOAN FACILITIES. The New Holdings Bridge Loan Facility will consist of a $100.0 million term loan that will mature one year from the closing date and the Parent Bridge Loan Facility will consist of a $500.0 million term loan that will mature one year from the closing date. Loans under the New Holdings Bridge Loan Facility may be converted into a term loan with a maturity of eight years after the closing date upon payment of a fee equal to 3.25% of the accreted value of the initial amount of the loans thereunder and Loans under the Parent Bridge Loan Facility may be converted into a term loan with a maturity of eight years after the closing date upon payment of a fee equal to 2.75% of the principal amount of the loans thereunder.

    Loans under the Bridge Loan Facilities may be prepaid at any time without penalty. Once converted into a term loan, loans under the Bridge Loan Facilities will be subject to prepayment restrictions and premiums. The Bridge Loan Facilities will provide for mandatory prepayments with proceeds from the issuance of additional debt or equity.

    The New Holdings Bridge Loan Facility will not accrue any cash interest, but will accrete at the rate of 7.0% per annum, increasing by 0.50% for each 90 day period any loans are outstanding, not to exceed 18.00% per annum. The Parent Bridge Loan Facility will bear interest at the three month London Interbank Offered Rate ("LIBOR") plus 4.75%, increasing 0.50% for each 90 day period any loans are outstanding.

    The Bridge Loan Facilities will contain customary affirmative and negative covenants, including, without limitation, restrictions on the ability of New Holdings, Parent and their subsidiaries to incur additional indebtedness, pay certain dividends and make certain other restricted payments and investments, impose restrictions on the ability of the Purchaser's subsidiaries to pay dividends or make certain payments to the Purchaser, create liens, enter into transactions with affiliates, enter into transactions resulting in a change of control, merge, consolidate or transfer substantially all of their respective assets, and maintain certain financial ratios and meet other financial tests. The Bridge Loan Facilities will contain customary events of default.

    SENIOR CREDIT FACILITY.   The Senior Credit Facility will consist of a Term
Loan A Facility in an aggregate principal amount of $150.0 million (the "Term Loan A Facility"); (ii) a Term Loan B Facility in an aggregate principal amount of $300.0 million (the "Term Loan B Facility" and together with the Term Loan A Facility, the "Term Loan Facilities"); and (iii) a $300 million revolving credit facility (the "Revolving Credit Facility" and together with the Term Loan Facilities, the "Credit Facility"). The Term Loan A Facility will amortize on a quarterly basis in amounts to be determined and will mature five years after the closing date; the Term Loan B Facility will amortize on a quarterly basis, with nominal amounts in the first five years and thereafter in amounts to be determined and will mature seven years after the closing date. The Revolving Credit Facility will be payable in its entirety seven years after the closing date. The Revolving Credit Facility will be available for general corporate purposes, including working capital.

    Loans under the Senior Credit Facility may be prepaid at any time without penalty. The Senior Credit Facility will provide for customary mandatory prepayments with a percentage of excess cash flow and with certain proceeds from asset sales and certain proceeds from the issuance of additional debt or equity.

    Loans under the Term Loan A Facility and the Revolving Credit Facility will initially bear interest, at the election of Purchaser, at either (i) 1.50% plus the higher of (a) UBS's prime rate or (b) the federal funds rate plus 1/2% or
(ii) the LIBOR plus 2.50%. Loans under the Term Loan B Facility will initially bear interest, at the election of Purchaser, at either (i) 1.75% plus the higher of (a) UBS's prime rate or (b) the federal funds rate plus 1/2% or (ii) the LIBOR plus 2.75%. After a period to be determined, spreads over LIBOR will be adjusted in accordance with the financial performance of Parent.

    The obligations of Parent under the Senior Credit Facility will be secured by substantially all assets of Parent and its subsidiaries (including the Company after consummation of the Merger).

    The Senior Credit Facility will contain customary affirmative and negative covenants, including, without limitation, restrictions on the ability of the Parent and its subsidiaries to incur additional indebtedness, pay certain dividends and make certain other restricted payments and investments, impose restrictions on the ability of the Parent's subsidiaries to pay dividends or make certain payments to Parent, create liens, enter into transactions with affiliates, enter into transactions resulting in a change of control, merge, consolidate or transfer substantially all of their respective assets and maintain certain financial ratios and meet other financial tests (including, but not limited to, interest coverage, minimum net worth, maximum capital expenditures and maximum ratio of debt to earnings before income taxes, depreciation, and amortization), in each case satisfactory to the Lender. The Senior Credit Facility will contain customary events of default.

    It is anticipated that the indebtedness incurred through borrowings under the Bridge Loan Facility and the Credit Facility will be repaid from funds generated internally by Parent and its subsidiaries, including the Company and its subsidiaries, and from other sources, which may include the proceeds of the private or public sale of debt or equity securities or asset dispositions.

12. CERTAIN EFFECTS OF THE OFFER

    Following the consummation of the Offer, Purchaser will own at least 90% of the outstanding Shares of the Company. As a result of such ownership, Purchaser will have the ability to approve the Merger and adopt the Merger Agreement without any action by the remaining stockholders of the Company. Purchaser intends to so approve the Merger and adopt the Merger Agreement without any action by the remaining stockholders of the Company.

    In the Merger, each remaining Share (other than Shares held by Parent, Purchaser or the Company or by any holders of Shares who properly exercise their appraisal rights) will be canceled and converted into the right to receive $21.25 per Share in cash. Following the Merger, the Company will be a wholly owned subsidiary of Parent.

    Promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Purchaser will be entitled to designate at least a number of directors on the Company's Board of Directors equal to the product of
(i) the total number of directors on the Company's Board of Directors and (ii) Purchaser's percentage ownership of the outstanding Shares of the Company. The Company will either increase the size of the Company's Board of Directors or secure the resignation of the necessary number of directors to enable Purchaser's designees to be elected to the Company's Board of Directors, and will cause such designees to be elected to the Company's Board of Directors.

    Following the election or appointment of Purchaser's designees and before the Effective Time, the Company will not amend or terminate the Merger Agreement, extend the time for performance of any of the obligations or other acts of Parent or Purchaser, waive any of the Company's rights under the Merger Agreement, or take any other action if the amendment, termination, waiver or action would have an adverse effect on the minority stockholders of the Company.

    As a result of the purchase of Shares by Purchaser in the Offer and the consummation of the Merger, Parent will become the sole stockholder of the Company, and the Shares will no longer meet the standards for continued listing on the NYSE. In addition, Parent intends to terminate the registration on the Shares under the Exchange Act upon the consummation of the Merger.

    The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Following the consummation of the Offer, it is anticipated that the Shares will no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board and will no longer be able to be used as collateral for loans made by brokers.

13. CONDITIONS OF THE OFFER

    Notwithstanding any other provision of the Offer, the obligation of Purchaser to accept for payment or pay for any Shares tendered pursuant to the Offer shall be subject to (the following being referred to as the "Offer Conditions") (i) the Minimum Condition, (ii) the Financing Condition, and (iii) the occurrence of none of the following events at any time before payment for any Shares:

    (a) (i) the waiting period applicable to the Offer or the Merger pursuant to the provisions of the HSR Act and any applicable foreign or supranational antitrust laws shall fail to have expired or to have been terminated, or (ii) action by the Department of Justice or Federal Trade Commission or any foreign or supranational agency or entity charged with enforcement of antitrust laws that are applicable to the transactions contemplated hereby challenging or seeking to enjoin the consummation of the Offer or the Merger shall have been instituted and be pending;

    (b) (i) any order or preliminary or permanent injunction shall be entered in any action or proceeding before any court or any statute, rule, regulation, legislation, or order shall be enacted, entered, enforced, amended or issued by any United States legislative body, court, government or governmental, administrative or regulatory authority or agency (other than the waiting period provisions of the HSR Act) which shall remain in effect and which shall have the effect of (x) making illegal or restraining or prohibiting the making of the Offer, the acceptance for payment of, or payment for, the Shares by Parent, Purchaser or any other affiliate of Parent, or the consummation of the Offer or the Merger or (y) imposing limitations on the ability of Purchaser effectively to acquire or hold or exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares on all matters properly presented to the stockholders of the Company; provided, that Parent, to the extent provided in the Merger Agreement, shall, if necessary to prevent the taking of such action, or the enactment, enforcement, amendment, issuance or application of any statute, rule, regulation, legislation, judgment, order or injunction, offer to accept an order to divest such of the Company's or Parent's assets and businesses as may be necessary to forestall such injunction or order and to hold separate such assets and business pending such divestiture;
(ii) any proceeding brought by an administrative agency or commission or other domestic governmental entity seeking any of the foregoing shall be pending; or
(iii) any action or proceeding shall be commenced following the date of the Merger Agreement and be pending before any court which, if adversely determined, could reasonably be expected to have a material adverse effect on the Company;

    (c) the Company, Purchaser and Parent shall have agreed that the Offer or the Merger Agreement be terminated, or the Merger Agreement shall have been terminated in accordance with its terms;

    (d) the Company or any of its subsidiaries shall have breached one or more of its representations and warranties set forth in the Merger Agreement or failed to perform any of its obligations, covenants or agreements under the Merger Agreement and such breaches or failures to perform shall in the aggregate materially and adversely affect the ability of Parent to own or control the Company, its equity securities and its assets;

    (e) any material adverse effect on the Company shall have occurred or be occurring; or

    (f) the representations and warranties of the Company relating to the capitalization of the Company and its subsidiaries and the Company's rights under the Joint Development Agreement shall not be true and correct in all material respects.

    The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their reasonable discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time or from time to time.

14. DIVIDENDS AND DISTRIBUTIONS

    The Merger Agreement provides that prior to the Effective Time, neither the Company nor any of its subsidiaries, without the written consent of Parent or as otherwise permitted by the Merger Agreement, will declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between any of the Company and any of its wholly owned subsidiaries, or split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any Shares or any other capital stock of the Company.

    If in violation of the Merger Agreement, the Company should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire currently outstanding securities or otherwise cause a reduction in the number of outstanding Securities or (c) issue or sell additional securities, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then subject to the provisions of Section 15 below, Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

    If, during the term of the Merger Agreement, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 15 below, (a) the amount per Share paid pursuant to the Offer may, in the sole discretion of Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders will (i) be received and held by the tendering shareholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the amount per Share paid pursuant to the Offer the amount or value thereof, as determined by Purchaser in its sole discretion.

    Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two preceeding paragraphs and nothing herein shall constitute a waiver by Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

15. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

  GENERAL

    Except as described below, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of the Company's Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser and Parent currently contemplate that such approval or other action will be sought. Except as otherwise expressly described in this Section 15, Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. Purchaser is unable to predict whether it may determine that it is required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of, any of which could cause Purchaser to decline to accept for payment or pay for any Shares tendered. See Section 13 for certain conditions to the Offer.

  ANTITRUST

    Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares of the Company by Purchaser pursuant to the Offer is subject to such requirements.

    Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated following the expiration of a 15 calendar day waiting period following the filing by Parent of a Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. Parent expects that such filing will be made on or about August 7, 1998, in which event such waiting period will expire at 11:59 p.m., New York City time, on or about August 22, 1998. If, within their initial 15 calendar day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period. In practice, complying with a request for additional information or documentary material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

    A request will be made pursuant to the HSR Act for early termination of the waiting period applicable to the Offer at the time of filing by Parent of the Notification and Report Form. There can be no assurance, however, that the 15 calendar day HSR Act waiting period will be terminated early. Shares of the Company will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. See Section 13. Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See
Section 4. If Purchaser's acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares of the Company by Purchaser pursuant to the Offer. At any time before or after Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

STATE TAKEOVER LAWS

    A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In EDGAR
V. MITE CORP., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws, that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS CORP. V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions.

    Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder." Section 203 of the DGCL is inapplicable to the Offer and the Merger.

    Based on information supplied by the Company and the Company's representations in the Merger Agreement, Purchaser does not believe that any state takeover statutes apply to the Offer or the Merger. Neither Purchaser nor Parent has currently complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

16. FEES AND EXPENSES

    Warburg Dillon Read LLC is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services in connection with the acquisition of the Company. The Company will pay Warburg Dillon Read an advisory fee in connection with the transactions contemplated by the Merger Agreement as well as a fee in connection with its services as Dealer Manager. The advisory fee will be payable upon consummation of the Offer and will equal 0.625% of the aggregate consideration paid in the Offer and the Merger. For its services as Dealer Manager, Warburg Dillon Read will receive a transaction fee of $1.5 million payable upon the expiration of the Offer, which amount will be reduced by $1 million if the Offer and the Merger are consummated and the advisory fee due thereon is paid. Parent has also agreed to reimburse Warburg Dillon Read for all reasonable out-of-pocket expenses incurred by Warburg Dillon Read, including the reasonable fees and expenses of legal counsel, and to indemnify Warburg Dillon Read against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. Warburg Dillon Read has from time to time, and continues to, render various investment banking services to Parent and its affiliates, for which it is paid customary fees.

    Warburg Dillon Read LLC is a subsidiary of UBS AG, which is providing the Senior Credit Facility and the Bridge Loan Facilities. Parent will pay UBS certain fees, receive certain expenses, and provide certain indemnities, all of which Parent believes to be customary for commitments of this type.

    Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent, and IBJ Schroder Bank & Trust Company to act as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward the Offer materials to beneficial owners. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

    Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies (including the Dealer Manager) will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

17. MISCELLANEOUS

    Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

    Parent and Purchaser have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act containing certain additional information with respect to the Offer. Such Schedule and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in the manner set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR PARENT NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                                 ZEIGLER ACQUISITION CORPORATION

August 5, 1998

                                                                      SCHEDULE I

            DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

A.  DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

    The following table sets forth the name, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of each director and executive officer of Parent. Unless otherwise indicated below, the address of each director and officer is 1500 North Big Run Road, Ashland, Kentucky 41102 and each such person is a citizen of the United States.

                                                                PRESENT PRINCIPAL OCCUPATION
                                                                 OF EMPLOYMENT AND FIVE-YEAR
NAME                                                                 EMPLOYMENT HISTORY
------------------------------------------  ---------------------------------------------------------------------
Larry Addington...........................  Mr. Addington has been a director of Parent since its organization and has substantial experience in the operation of coal mining ventures. His first mining company, Addington Brothers Mining
                                            Company, began mining coal in eastern Kentucky in 1972 and was sold to Ashland Oil in 1976. In 1978, Larry Addington formed Pyramid, which mined coal in western Kentucky and was sold to First
                                            Mississippi in 1981. In 1984, Larry Addington formed Addington
                                            Resources, Inc. which became a public company in 1987, and which primarily conducted coal mining and integrated solid waste disposal operations. Larry Addington is the brother of Robert and Stephen
                                            Addington, who are directors of Parent and Purchaser.
Don Brown.................................  Mr. Brown, President and Chief Executive Officer and a director of
                                            Parent since September 1997, has worked in the coal industry since
                                            1968, and has extensive experience in all phases of coal mining operations. Previously, Mr. Brown served as President of Cyprus Coal
                                            Company from 1987 to 1993, as President of Cyprus Amax Coal Company from 1993 to 1995 and as Chief Executive Officer of International
                                            Executive Service, LLC from 1995 to 1997.
Kevin Crutchfield.........................  Mr. Crutchfield, who joined Parent as Chief Operating Officer on July
                                            30, 1998, has worked in the coal industry for 15 years. From 1995 until his employment by the Company, he served in various capacities for Cyprus Amax Coal Company, including President and Chairman of
                                            Cyprus Australia Coal Company. From 1993 to 1995, he worked for
                                            Pittston Coal Company and its subsidiaries as Vice President of
                                            Mining Operations.
Robert Addington..........................  Mr. Addington, Senior Vice President--Eastern Operations and a
                                            director of Parent, has been involved in the coal mining business since 1970. With Larry Addington and Bruce Addington, he founded
                                            Addington Brothers Mining, which was sold to Ashland Oil in 1976. He served as an officer and director of Addington Resources from 1986 until 1995.
John Baum.................................  Mr. Baum, Chief Financial Officer, has been involved in the coal industry since 1981, and was self-employed as a general consultant from June 1995 until his employment by Parent in November 1997. Prior to June 1995, Mr. Baum was employed by Cyprus Amax Coal Company as
                                            Chief Financial Officer of its Australian operations.

                                                                PRESENT PRINCIPAL OCCUPATION
                                                                 OF EMPLOYMENT AND FIVE-YEAR
NAME                                                                 EMPLOYMENT HISTORY
------------------------------------------  ---------------------------------------------------------------------
Marc Merritt..............................  Marc Merritt, Senior Vice President--Sales and Marketing, has worked in the coal industry for 21 years. From 1986 until 1994, he was a sales manager for Addington, Inc., and from 1994 until 1997, he was the Executive Vice President--Coal Sales for Pittston Coal Sales
                                            Corp. From 1997 until his employment by the Company, he was President of M&M Management, Inc., a coal industry consulting company.
James Morris..............................  Senior Vice President--Technical Services and Business Development,
                                            joined AEI in January 1998 and brought with him over twenty years of experience in mining, development and technical expertise. Prior to joining AEI, Mr. Morris served as President of Valucomm, Inc., a coal industry consulting firm, since 1994. Previous to that, Mr. Morris served as Executive Vice President and Chief Operating Officer for
                                            Pen Coal Company from 1990 to 1993, and from 1979 through 1990 served in various management and technical roles with Cyprus Minerals
                                            Company. From 1971 through 1978, Mr. Morris held various mine management positions with Anschutz Coal Corporation, CF&I Steel
                                            Corporation and Peabody Corporation.
Keith Sieber..............................  Mr. Sieber, Vice President--Western Operations, has worked in the coal industry for more than 20 years, and was employed in the same position by Cyprus Amax until he began his employment with Parent.
Victor Grubb..............................  Mr. Grubb, Treasurer/Controller, worked for Addington Resources from
                                            1989 to 1995, and has been the Chief Financial Officer of Addington
                                            Enterprises since 1995. He has a degree from Morehead State
                                            University in Business Administration with an emphasis in Accounting.
John Lynch................................  Mr. Lynch, Vice President--Supply/Maintenance and Secretary, has
                                            worked for various Addington-affiliated companies since 1983. He is currently the Vice President and Secretary of Addington Enterprises,
                                            and the President of Mining Machinery, Inc. ("MMI").
Stephen Addington.........................  Mr. Addington, a director of Parent, was the Regional Manager of southern Ohio and northeastern Kentucky surface coal mines for a subsidiary of Addington Resources from 1990 until 1992. From 1992 until 1995, he was the Vice President of Operations for Addington
                                            Environmental, Inc., and presently is a Division Manager of Tennessee
                                            Mining an a consultant to Kindill Mining , Inc.
Stonie Barker.............................  Mr. Barker, a director, has been involved in the coal mining business since 1951. He has served as President, Chief Executive Officer and
                                            Chairman of the Board of Island Creek Coal Company, Executive Vice
                                            President of Occidental Petroleum Corporation, and is currently
                                            President of the Executive Energy Company, and a director of Kaiser
                                            Steel Corporation.
Robert Anderson, Jr.......................  Mr. Anderson, a director since August 1998, has over 45 years of experience in the coal industry. He has been Chairman of the Board of
                                            Directors of Centennial Resources, which mines and markets coal, since 1995. From 1976 until 1995, Mr. Anderson served in various senior executive capacities, including as President and Vice Chairman of the Board, with ANDALEX Resources, Inc., which mines and markets coal.

B.  DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

    The following table sets forth the name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated below, the address of each director and officer is: 1500 North Big Run Road, Ashland, Kentucky 41102 and each such person is a citizen of the United States.

                                                                        PRESENT PRINCIPAL OCCUPATION
                                                                        OF EMPLOYMENT AND FIVE-YEAR
NAME                                                                         EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------
Larry Addington.........................................  Director. See Schedule 1A.

Don Brown...............................................  President. See Schedule 1A.

Kevin Crutchfield.......................................  Chief Operating Officer. See Schedule 1A.

Robert Addington........................................  Director. See Schedule 1A.

John Baum...............................................  Chief Financial Officer. See Schedule 1A.

Marc Merritt............................................  Senior Vice President. See Schedule 1A.

Jim Morris..............................................  Senior Vice President. See Schedule 1A.

Keith Sieber............................................  Vice President. See Schedule 1A.

Victor Grubb............................................  Treasurer. See Schedule 1A.

John Lynch..............................................  Secretary. See Schedule 1A.

Stephen Addington.......................................  Director. See Schedule 1A.

Stonie Barker...........................................  Director. See Schedule 1A.

Robert Anderson, Jr.....................................  Director. See Schedule 1A.

                        THE DEPOSITARY FOR THE OFFER IS:
                       IBJ SCHRODER BANK & TRUST COMPANY

            By Mail:                 By Facsimile Transmission:      By Hand or Overnight Courier:
   IBJ Schroder Bank & Trust               (212) 858-2611              IBJ Schroder Bank & Trust
            Company                                                             Company
          P.O. Box 84                                                       One State Street
     Bowling Green Station                   To Confirm                 New York, New York 10004
 New York, New York 10274-0084      Facsimile Transmissions Call      Attn: Securities Processing
Attn: Reorganization Operations            (212) 858-2103                        Window
           Department

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at Purchaser's expense. You may also contact the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                         [MACKENZIE PARTNERS,INC. LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)

                                       or

                         CALL TOLL FREE: 1-800-322-2885

                      THE DEALER MANAGER FOR THE OFFER IS:

                            WARBURG DILLON READ LLC

                               535 Madison Avenue

                            New York, New York 10022

                                 (212) 906-7836